CUSTOMER AGREEMENT

In consideration of Macquarie Futures USA LLC ("MFUSA") accepting and carrying one or more accounts (collectively referred to as the “Account”) for the undersigned (“Customer”) as its broker for the execution of orders and the carrying and clearance of positions in commodities, commodity futures contracts, and options on the foregoing (each referred to individually as a "Contract" and collectively as "Contracts") on or subject to the rules of various commodity futures exchanges, markets and their associated clearing houses (each referred to as an “Exchange”), Customer is executing this Customer Agreement (this “Agreement”) with MFUSA.

1.	Trading Authorization

MFUSA is authorized to purchase and sell Contracts for the Account at Customer’s risk and in accordance with Customer’s instructions. MFUSA is entitled to assume the genuineness of any instructions given or purportedly given by or on behalf of Customer and Customer instructs MFUSA to act upon any instructions reasonably believed by MFUSA to be genuine. MFUSA is also authorized, in its discretion, to utilize third-party clearing members, floor brokers and other agents, including without limitation affiliates of MFUSA (each of MFUSA and such affiliates referred to individually as an “MFUSA Entity” and all collectively as the “MFUSA Entities”), in connection with the execution, clearance, carrying, delivery and settlement of any such transactions. Absent a separate written agreement with Customer with respect to give-ups, MFUSA, in its sole discretion, may, but shall not be obligated to, accept from other brokers Contracts executed by such brokers to be given up to MFUSA for clearance or carrying in any account.

2.	Transactions Subject to Statutes and Rules

All transactions in the Account shall be subject to (a) the terms of this Agreement and any applicable ancillary agreements, disclosures or schedules to this Agreement, (b) the laws, regulations, rules and interpretations of any applicable governmental, regulatory or self-regulatory authority or Exchange, and (c) to the extent not inconsistent with (a) or (b), the custom and usage of the trade, all as in force from time to time (collectively referred to as “Applicable Law”). MFUSA shall not be liable to Customer as a result of, and Customer agrees to hold MFUSA harmless for, any action taken by MFUSA, the MFUSA Entities or their agents, or failure to so act, in each case to comply with Applicable Law. This Agreement may only be amended with the prior written consent of both parties, provided, however, that MFUSA may amend this Agreement or any ancillary agreements, disclosures or schedules by notice in writing to Customer, where MFUSA in its discretion determines that such amendment is necessary to comply with Applicable Law.

3.	Customer Representations and Warranties

Customer represents, warrants and covenants to MFUSA, as of the time of entering into this Agreement and as of the time of entering into each Contract, and with respect to (i) and (j) below, Customer and the person acting on behalf of Customer, both in its individual and fiduciary capacity, represent, warrant and covenant to MFUSA, on each date on which this Agreement or any Contract is or remains outstanding, that:

(a)	it possesses the necessary authority to enter into and comply with the terms of this Agreement and all Contracts and the person executing this Agreement on behalf of Customer is authorized to do so;
(b)	no legal limitation in any way restricts or prevents Customer from entering into or complying with this Agreement or any Contract;
(c)	if applicable, all necessary action has been taken by Customer to enter into and comply with this Agreement and all Contracts;
(d)	when executed by Customer, this Agreement and all Contracts will be legal, valid and binding obligations of Customer, enforceable against Customer in accordance with their respective terms;
(e)	no other person or entity has an interest in the Account;
(f)	since the date of Customer’s most recent audited or unaudited financial statements, there has been no material adverse change in the business, financial condition, results, operations or prospects of Customer;

(g)	all financial information, investment objectives or other information provided by Customer to MFUSA is accurate in all material respects;
(h)	it is an eligible contract participant within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended;
(i)	Customer is not an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or a person or entity that is otherwise subject to Title I of ERISA or Section 4975 of the Code, including by reason of Section 3(42) of ERISA (collectively a “Plan”); and
(j)	Customer does not constitute the assets of one or more “governmental plans” as defined in Section 3(32) of ERISA.
4.	Margins

Customer agrees at all times to deposit and maintain such margins and premium payments with MFUSA as MFUSA may from time to time request, up to a maximum of 2x (two times) the Exchange-minimum margin requirements. Customer shall make margin and premium deposits by wire transfer of immediately available funds or in other form acceptable to MFUSA.

5.	Security Interest

Customer grants MFUSA a general lien and a continuing first priority security interest in all funds, negotiable instruments, commodities, commodity futures contracts, securities, options or other property, including all proceeds and distributions from all of the foregoing, and any contract and other intangible rights and entitlements in all of the foregoing (all of the foregoing referred to collectively as “Property”) in the Account as security for the payment and performance of any and all obligations, liabilities or indebtedness of Customer to MFUSA under this Agreement or under any other agreement or other instrument. MFUSA may borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest any of the Property in the Account without any obligation to pay or to account for any interest, income or benefit that may be derived, except as may be required by Applicable Law or as may be separately agreed to in writing by MFUSA and Customer. For the avoidance of doubt, any such separate agreement between MFUSA and Customer will be subject to the provisions of and governed by the terms of this Agreement, including Section 24. Any conflict between the separate agreement and this Agreement will be resolved in favor of this Agreement. All Property delivered to MFUSA shall be free and clear of any liens, security interests, claims, mortgages or encumbrances of any nature other than the security interest created in MFUSA’s favor (each referred to individually as an “Encumbrance” and all collectively as “Encumbrances”). Customer will not use or allow any Property that is held by MFUSA, whether now owned or hereafter acquired, to be or become subject to an Encumbrance. Customer shall execute such documents and take such other action as MFUSA shall reasonably request in order to perfect its rights with respect to any Property. Customer appoints MFUSA as Customer’s attorney-in-fact to act on Customer’s behalf to sign, seal, execute and deliver all documents and do all such acts as may be required to enable MFUSA to realize upon all rights in the Property. In the case of a breach by Customer under this agreement or any other agreement with MFUSA, MFUSA shall have all rights and remedies available to a secured creditor under any applicable law in addition to the rights and remedies provided herein.

6.	Remedies

If at any time (a) the Account does not contain the margin required by MFUSA, provided that a failure by Customer to deliver margin following a demand therefor by MFUSA shall not give MFUSA discretion to exercise the remedies set forth in this paragraph 6 if (i) such failure is caused solely by an error or omission of an administrative or operational nature, (ii) sufficient funds were available to Customer to enable it to make the relevant transfer of margin or payment at such time as originally required by MFUSA, and (iii) such transfer of margin is made by Customer within one (1) business day of such time as originally required by MFUSA, (b) Customer terminates, dissolves, becomes bankrupt or is inaccessible, (c) a petition for insolvency, bankruptcy, assignment for the benefit of creditors or receivership is filed by or against Customer, or (d) Customer defaults in its obligations to MFUSA under any agreement or instrument other than as contemplated by paragraph (a) immediately above, MFUSA may in its sole discretion, after MFUSA has notified, or attempted in good faith to notify, Customer of its intentions, terminate, liquidate and/or accelerate any and all Contracts, close out the Account or any open positions of Customer in whole or in part, cancel any or all pending orders, terminate Customer’s right to trade in the Account, or take any other action it deems necessary to protect itself, and Customer will be liable for any deficiency in the Account that may result from such actions. Subject to applicable law, MFUSA is authorized to withhold, transfer, use and apply any Property of Customer in its possession as a set off whenever MFUSA deems it necessary to pay amounts or discharge obligations owing to it by reason of this Agreement or any other agreement or instrument. The above remedies are solely for MFUSA’s protection, and any non-resort or partial resort to those remedies shall not relieve Customer of any of its obligations under this Agreement or give rise to any claim against MFUSA by Customer.

7.	Charges Payable by Customer

Customer agrees to pay MFUSA’s customary and reasonable brokerage, commissions, interest charges and other charges as may be in effect from time to time, and agrees that such charges may be changed by MFUSA from time to time without notice to Customer. If MFUSA advances funds on behalf of the Account, or if the Account carries a debit balance, MFUSA may charge interest commencing on the first day of such advancement of funds or debit balance. Interest shall be charged monthly or when the debit balance is paid in full. MFUSA may at any time demand that all outstanding balances in the Account be paid in full. The annual rate of interest charged shall not exceed 2% over the U.S. prime rate, as published by the Federal Reserve Bank from time to time.

8.	Delivery and Exercise

Customer shall provide MFUSA with instructions to close-out or make or take delivery of Contracts, or close-out, exercise or abandon futures options contracts pursuant to the following timetable: (a) at least three business days prior to the first notice day in the case of “long” or “short” positions in Contracts. Customer will deliver to MFUSA sufficient funds and/or any documents required in connection with any such instruction. If, at any time, Customer is unable to deliver any Property previously sold by MFUSA on Customer’s behalf (under a Contract or otherwise), Customer authorizes MFUSA in its sole discretion to borrow or purchase and deliver the necessary Property at the then current market price for the Account at Customer’s risk.

9.	Options Assignments

MFUSA uses a random options assignment procedure. Additional information concerning this method of allocation will be provided to Customer upon request. MFUSA will notify Customer of any material changes in its assignment methods.

10.	Trading Limitations

MFUSA may in its reasonable discretion and with a minimum of one (1) business day’s prior notice to Customer limit or reduce the number of transactions and positions MFUSA executes, clears or carries for Customer, and, if MFUSA in its reasonable discretion considers it necessary for its protection, MFUSA may also limit or terminate Customer’s right to trade in the Account, cancel pending orders, and require Customer to terminate, liquidate or accelerate Contracts or close out open positions in the Account in whole or in part, provided, however, that MFUSA shall afford Customer a commercially reasonable period of time, which shall be not less than five (5) business days, to accomplish any such required termination, liquidation, acceleration or close-out of Contracts or positions in the Account. Customer agrees not to violate, either alone or in concert with others, position and exercise limits established by MFUSA or pursuant to Applicable Law.

11.	Statements and Confirmations

All written and oral reports related to the Account (including but not limited to monthly statements, confirmations of transactions and purchase and sale statements provided to Customer) shall be conclusive and binding on Customer unless Customer notifies MFUSA of any objection as follows: (a) in the case of any oral communication, at the time such report is given to Customer, and (b) in the case of any written communication, within one business day of the trade date.

12.	Recordings

Customer consents to the recording of conversations between Customer and MFUSA (or any of their respective agents, representatives or employees), without any obligation on the part of MFUSA to make such recordings. Customer agrees to the use of such recordings as evidence by either party in any disputes between Customer and MFUSA.

13.	Trading Recommendations

Customer acknowledges that any recommendations made and market information or price quotes provided by MFUSA, while based upon information from sources that MFUSA believes to be reliable, may be incomplete, inaccurate or unverified. MFUSA makes no representation, warranty or guarantee as to the accuracy of such information. Customer acknowledges that recommendations made to Customer at any given time may be different from recommendations made to other customers of any MFUSA Entity, and that such recommendations may not be consistent with the investments of the MFUSA Entities or their officers, directors, employees, agents, representatives or independent contractors.

14.	Limitation of Liability

MFUSA shall not be responsible for any delays in transmission, delivery or execution of Customer’s orders or reporting of trades due to breakdown or failure of transmission or communication facilities, or for any other cause or causes beyond MFUSA’s reasonable control or anticipation, nor shall MFUSA be responsible for any loss, damage or liability arising out of the failure or delay by any Exchange to enforce its rules or pay to MFUSA or its agents any amounts due in respect to Account.

15.	Use of Automated Systems

Customer consents to the MFUSA Entities’ use of automated systems or service bureaus in conjunction with the Customer’s Account with the MFUSA Entities, including, but not limited to, automated order entry and execution, record keeping, reporting, account reconciliation and risk management systems (collectively, “Automated Systems”). Customer understands that the use of Automated Systems entails risks, including, but not limited to, interruption or delays of service, system or communications failure, and errors in the design or functioning of such Automated Systems (collectively, a “System Failure”), that could cause substantial damage, expense or liability to Customer.

MFUSA AND THE OTHER MFUSA ENTITIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELECTION, DESIGN, FUNCTIONALITY, OPERATION, TITLE OR NON-INFRINGEMENT OF ANY AUTOMATED SYSTEM, AND MAKE NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND/OR NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, MFUSA AND THE OTHER MFUSA ENTITIES EXPRESSLY DISCLAIM ANY REPRESENTATION THAT ANY AUTOMATED SYSTEM WILL OPERATE UNINTERRUPTED OR WILL BE ERROR-FREE.

Customer understands and agrees that the MFUSA Entities and their respective officers, directors, employees and agents will have no liability whatsoever for any claim of loss, cost, expense, damage or liability of Customer or any third person arising out of or relating to any System Failure, regardless of whether such claim is based on contract, tort, strict liability or any other theory. The MFUSA Entities and their respective officers, directors, employees and agents will not have any liability for the actual or alleged insufficient exercise of care in selecting any sub-agents or in selecting, monitoring or operating any Automated System, for any failure or delay in informing Customer of any System Failure or in taking action to prevent or correct any such System Failure. In no event will the MFUSA Entities and their officers, directors, employees or agents have any liability for any incidental, special or consequential damages, including, but not limited to, loss of profits or loss of use, even if the MFUSA Entities were aware of the likelihood of such damages. The MFUSA Entities have no responsibility to inform Customer of (i) any decision to use, not use or cease using any Automated System, (ii) the characteristics, functions, design or purpose of any Automated System, or (iii) any specific risks inherent in any Automated System.

16.	Indemnification

Customer agrees to indemnify, defend and hold harmless the MFUSA Entities and their agents, directors, officers, stockholders, employees, agents and successors and assigns, from and against any and all losses, claims, actions, demands, suits, proceedings, damages, costs, fines, premiums or expenses (including but not limited to reasonable attorney’s fees and costs) arising out of, or directly or indirectly resulting from (a) any failure of Customer to perform its obligations under this Agreement, including, without limitation, any failure to meet any margin call or pay any amount due to MFUSA; (b) MFUSA’s accepting or making delivery of Property on behalf of Customer; (c) any inability of Customer to deliver any Property previously sold by MFUSA on Customer’s behalf, and in such event, any inability of MFUSA to borrow or purchase the delivery Property; and (d) any failure by Customer to comply with Applicable Law.

17.	Assignment

MFUSA shall have the right, in its sole discretion and upon notice to Customer, to assign this Agreement (and the Account) to any successor entity or to another futures commission merchant.

18.	Legal Actions

All proceedings regarding disputes under this Agreement shall be brought only in New York, New York. This paragraph shall apply even if Customer has related disputes with other parties that cannot be resolved in New York. Each party irrevocably waives any right it may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of choice of law.

20.	Adequate Assurances

If at any time MFUSA has reasonable grounds for insecurity with respect to Customer’s performance of any obligations, liabilities or indebtedness of Customer under this Agreement, MFUSA may demand, and Customer shall give, adequate assurances of due performance within 24 hours.

21.	Conditions Precedent

Customer agrees that the fulfillment of any obligation or liability of MFUSA under this Agreement is contingent upon there being no breach, repudiation, misrepresentation or default by Customer under this Agreement or under any Contract. MFUSA shall have the right at any time to set off any and all of its obligations and liabilities under this Agreement against any and all obligations, liabilities or indebtedness of Customer under this Agreement or under any Contract.

22.	Severability

If any provision of this Agreement is or becomes inconsistent with, or unenforceable under, any Applicable Law, such provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant Applicable Law. All other provisions of this Agreement will remain in full force and effect. If this Agreement is or becomes unenforceable with respect to any Contract, this Agreement shall remain in full force and effect and shall be enforceable in accordance with its terms as to all other Contracts.

23.	Currency Conversions

MFUSA shall have the right to convert currencies in connection with the exercise of its rights under this Agreement in such a manner as it may reasonably determine.

24.	TaXAtion

If MFUSA is required by law to withhold or deduct any taxes (including any penalties or interest payable in connection with any failure to pay or any delay in paying any taxes, and including any taxes under FATCA) on any payment to the Customer, MFUSA may deduct such taxes and MFUSA shall not be required to increase any payment in respect of which it makes such withholding. The Customer shall be treated for all purposes of this Agreement as if it had received the full amount of the payment, without any deduction or withholding. For purposes of this Agreement, “FATCA” shall mean (i) sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other official guidance; (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of the legislation or guidance referred to in (i) above; and (iii) any agreement pursuant to the implementation of the legislation or guidance referred to in (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction. Further, the parties agree that any taxes withheld by MFUSA pursuant to FATCA are taxes the deduction or withholding of which is required by law. Customer shall provide MFUSA such additional documentation reasonably requested by MFUSA to determine the amount to deduct and withhold from such payment.

All payments by the Customer pursuant to this Agreement shall, except as required by law, be paid without withholding or deduction for or on account of any taxes, duties, assessments or government charges imposed by any country or any political subdivision or taxing authority therein. If any such taxes are required to be withheld and deducted from any such payment, the Customer shall pay such additional amounts as may be necessary to ensure that the net amount actually received by MFUSA after such withholding or deduction is equal to the amount that MFUSA would have received had no such withholding or deduction been required. The Customer shall indemnify MFUSA within thirty (30) days after written demand therefor, for the full amount of any taxes paid by or on behalf of MFUSA on or with respect to any payment by the Customer under this Agreement and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority.

25.	Termination

This Agreement may be terminated at any time by Customer or MFUSA by written notice to the other; provided, however, that such termination shall not relieve either party of any obligation in connection with any debit or credit balance in the Account or other liability or obligation arising or accruing prior to such termination; and, provided, further, in the event that MFUSA provides notice of termination of the Agreement to Customer, Customer will be afforded thirty (30) calendar days to either liquidate its positions or transfer such positions to an alternate futures commission merchant. Transfer of Customer’s positions to an alternate futures commission merchant shall be contingent on Customer’s having satisfied any outstanding obligations it may have to MFUSA pursuant to this Agreement.